Exhibit 5.1

A&L Goodbody Solicitors	Dublin
International Financial Services Centre	Belfast
25-28 North Wall Quay, Dublin 1	London
D01 H104	New York
T +353 1 649 2000	San Francisco
Dx: 29 Dublin | www.algoodbody.com	Palo Alto

Date	16 March 2018

Our Ref	01423776

Your Ref

Nabriva Therapeutics plc

25-28 North Wall Quay

Dublin 1

Ireland

Nabriva Therapeutics plc (the Company)

Dear Sirs

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 599588) in connection with the filing of a registration statement (the Registration Statement) on Form S-3 with the United States Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Securities Act), pursuant to which we understand the Company will register the offering, issuance and sale by the Company, from time to time, of up to $225,000,000 of the Company’s securities (the Securities), which may include ordinary shares in the capital of the Company with a nominal value of $0.01 each (the Ordinary Shares), preferred shares in the capital of the Company with a nominal value of $0.01 each (the Preferred Shares) (the Ordinary Shares and the Preferred Shares together, the Shares), depositary shares of the Company representing one or more Preferred Shares (the Depositary Shares), debt securities of the Company (the Debt Securities), warrants to purchase the Shares, Depositary Shares or Debt Securities (the Warrants), share purchase contracts to purchase the Shares or the Depositary Shares, which may be issued under one or more share purchase contract agreements proposed to be entered into by the Company and a share purchase agent or agents and evidenced by one or more share purchase contract certificates (the Purchase Contracts) and share purchase units consisting of Purchase Contracts and beneficial interests in Debt Securities or any other securities, which may be issued under one or more share purchase unit agreements proposed to be entered into by the Company and a share purchase unit agent or agents to be named and evidenced by one or more share purchase unit certificates (the Purchase Units), pursuant to the terms of the Registration Statement, the prospectus contained therein, and any amendments or supplements thereto.

In connection with this Opinion, we have reviewed:

•                                    the Registration Statement; and

•                                    copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, all such corporate records, documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches on 16 March 2018 (being the last practicable date on which searches could be conducted) in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we

PM Law • CE Gill • EM FitzGerald • JG Grennan • J Coman • PD White • VJ Power • LA Kennedy • SM Doggett • B McDermott • C Duffy • PV Maher • S O’Riordan • MP McKenna • KA Feeney M Sherlock • EP Conlon • E MacNeill • KP Allen • EA Roberts • C Rogers • G O’Toole • JN Kelly • N O’Sullivan • MJ Ward • AC Burke • D Widger • C Christle • S O’Croinin • JW Yarr • DR Baxter A McCarthy • JF Whelan • JB Somerville • MF Barr • AM Curran • A Roberts • M Dale • RM Moore • D Main • J Cahir • M Traynor • PM Murray • N Ryan • P Walker • K Furlong • PT Fahy • M Rasdale D Inverarity • M Coghlan • DR Francis • A Casey • B Hosty • M O’Brien • K Killalea • L Mulleady • K Ryan • E Hurley • G Stanley • D Dagostino • E Keane • C Clarkin • R Grey • R Lyons • J Sheehy • C Morrissey C McLoughlin • C Carroll • SE Carson • P Diggin • J Williams • A O’Beirne • MD Cole • G Conheady • J Dallas • SM Lynch • M McElhinney • C Owens

Consultants: SW Haughey • Professor JCW Wylie • AF Browne • MA Greene • AV Fanagan • JA O’Farrell • IB Moore

have assumed the (continued) truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed:

1                                   that, at the time of the issuance of the Shares, a sufficient number of Ordinary Shares or Preferred Shares (as applicable) will be authorised and available for issuance by the Company’s board of directors (the Board) pursuant to the Company’s memorandum and articles of association, that the consideration for the issuance of such Shares will not be less than the nominal value of such Ordinary Shares or Preferred Shares (as applicable), and that the Board, or any appropriate committee appointed thereby, will have the valid authority to issue such Ordinary Shares or Preferred Shares on a non-pre-emptive basis;

2                                   that, at the time of the issuance of the Securities, pursuant to the Company’s memorandum and articles of association, that the Board, or any appropriate committee appointed thereby, will have the valid authority to issue such Securities and that such Securities will have been duly executed, authenticated (if applicable), issued and delivered against payment therefor in accordance with the terms of the applicable Securities agreement and in the manner contemplated by the applicable prospectus and that such Securities will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

3                                   that none of the resolutions and authorities of the Board or shareholders of the Company upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Securities will be issued in accordance with such resolutions and authorities;

4                                   that no authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the agreements or arrangements referred to in the Registration Statement or with respect to any issue offer or sale of Securities are or will be required to be obtained, that the Securities will conform with the descriptions and restrictions contained in the Registration Statement, subject to such changes as may be required in order to comply with any requirement of Irish law, that the selling restrictions contained therein have been and will be at all times observed and that the Securities will comply with the terms of any agreements relating to the Securities;

5                                   that the terms of the Securities of the Company will have been established so as not to, and that the execution and delivery by the Company of, and the performance of its obligations under, the Securities and each depositary share agreement, warrant agreement, share purchase contract agreement, share purchase unit agreement or other agreement relating to the Securities (as applicable), will not violate, conflict with or constitute a default under (i) the memorandum and articles of association of the Company, (ii) any agreement or instrument to which the Company or its properties are subject, (iii) any law, rule or regulation to which the Company or its properties is subject, (iv) any judicial or regulatory order or decree of any governmental authority or (v) any consent, approval, license, authorisation  or validation of, or filing, recording or registration with, any governmental authority; and

6                                  the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue the Securities in good faith, for its legitimate and bona fide business purposes. We have further assumed that: (i) the Company will be fully solvent at the time of and immediately following the issue of any Securities; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Securities; (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of any Securities; and (iv) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in  relation to  the Company prior to the issue of the Securities.

Subject to the foregoing and to the within additional qualifications and assumptions, and based upon searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on 16 March 2018, we are of the opinion that:

•                                    the Company is a company duly incorporated under the laws of Ireland and validly existing under the laws of Ireland;

•                                    the Shares, when issued in accordance with all necessary corporate action of the Company, including a valid resolution of the Board or any duly appointed committee thereof, shall be duly authorised, validly issued, fully paid and will not be subject to calls for any additional payments (non-assessable);

•                                    the Depositary Shares, Debt Securities, Warrants, Purchase Contracts and Purchase Units when (i) issued in accordance with all necessary corporate action of the Company, including a valid resolution of the Board or any duly appointed committee thereof; (ii) if appropriate, authenticated in the manner set forth in the applicable depositary share agreement, indenture, warrant agreement, share purchase contract agreement, share purchase unit agreement or other applicable agreement; (iii) delivered against due payment therefor; and (iv) the applicable depositary share agreement, indenture, warrant agreement, share purchase contract agreement, share purchase unit agreement or other applicable agreement has been duly authorized, executed and delivered by the Company and the other parties thereto, will be duly authorized, validly issued and binding obligations of the Company; and

•                                    the Depositary Shares, when sold, will entitle their holders to the rights specified in the applicable depositary share agreement.

In rendering this Opinion we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof. This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time, nor to notify you of any change of law, facts or circumstances referred to or relied upon in the giving of this Opinion.

This Opinion is given solely for the benefit of the addressee of this Opinion and may not be relied upon by any other person without our prior written consent, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws.

This Opinion is also strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and to the use of our name therein and in the related Prospectus and in any prospectus supplement under the caption “Legal Matters”.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/s/ A&L Goodbody

A&L Goodbody